FOR IMMEDIATE RELEASE
NORWOOD FINANCIAL CORP ANNOUNCES EARNINGS FOR THE FOURTH QUARTER AND YEAR

January 25, 2013- Honesdale, PA

Lewis J. Critelli, President and Chief Executive Officer of Norwood Financial Corp (Nasdaq Global Market – NWFL) and its subsidiary Wayne Bank announced earnings today for the three months ended December 31, 2012 of $1,759,000.  This represents a decrease of $238,000 from the $1,997,000 earned in the comparable period of 2011 due primarily to increased loan loss provisions.  Earnings per share (fully diluted) were $.53 and $.61 for the three-month periods, respectively.  Net interest income before the provision for loan losses declined $147,000 over the same period of last year, while other income increased $88,000.  The provision for loan losses was $800,000 in the current three-month period compared to $500,000 in the same period of last year, while operating expenses increased $64,000.  Annualized return on average assets for the current quarter was 1.02% with an annualized return on equity of 7.54%.  For the year ended December 31, 2012 net income totaled a record level of $8,403,000, an increase of $1,047,000 over the $7,356,000 earned in the prior year as an increase in net interest income and securities gains offset higher loan loss provisions and increased operating expenses.  Earnings per share on a fully diluted basis were $2.56 for 2012, compared to $2.39 in

2011.  The return on average assets for the year was 1.23% with a return on average equity of 9.22% compared to 1.18% and 9.26%, respectively, in 2011.

Total assets were $672.3 million as of December 31, 2012.  Loans receivable totaled $476.7 million as of December 31, 2012, with total deposits of $524.4 million and stockholders’ equity of $92.4 million.  The Company’s capital position remains “well capitalized” in accordance with risk-based capital guidelines established by bank regulators.

Loans receivable grew $18.8 million from the prior year-end due primarily to growth in commercial real estate loans, notwithstanding the sale of $7.0 million of fixed rate residential mortgages for purposes of interest rate risk management.  Excluding these sales, residential mortgage loans would have increased $10.6 million.  Total commercial loans grew $15.0 million in 2012, while total installment loans increased $200,000.  As of December 31, 2012, total non-performing loans were $13.2 million and represented 2.77% of total loans compared to $7.8 million, or 1.71% as of December 31, 2011.  The increase was due primarily to one credit secured by commercial real estate that was transferred to nonaccrual status during the year.  For the three months and year ended December 31, 2012, net charge-offs totaled $639,000 and $2,406,000, respectively, compared to $387,000 and $1,733,000, respectively, for the corresponding periods in 2011.  The increase in charge-offs in 2012 is due primarily to one credit which has been transferred to non-accrual status based on the borrowers inability to make scheduled payments.  Based on the increase in charge-offs and non-performing loans, the Company determined that it would be appropriate to provide $800,000 and $2,450,000 for potential future losses for the three and twelve month periods, respectively, compared to $500,000 in the similar quarter of last year and $1,575,000 for the year of  2011.  As of December 31, 2012, the allowance for loan losses totaled $5,502,000 and 1.15% of total loans compared to $5,458,000 and 1.19% of total loans at December 31, 2011.

Net interest income (fully taxable equivalent) totaled $6,377,000 for the three months ended December 31, 2012, a decrease of $171,000 compared to the same period in 2011.  Net interest margin (fte) for the three months ended December 31, 2012 was 3.98% decreasing from 4.21% for the similar period in 2011.  The decrease in net interest margin was principally due to growth at historically low interest rate levels and the increase in non-performing loans which resulted in a thirty-six basis point decrease in the yield earned on assets compared to a thirteen basis point reduction in the cost of interest bearing liabilities.  For the year, net interest income (fte) totaled $26,006,000, an increase of $2,242,000 or 9.43% over 2011.  The net interest margin (fte) improved 2 basis points to 4.10% in 2012.

Other income for the three months ended December 31, 2012 totaled $1,116,000 compared to $1,028,000 for the similar period in 2011.  The increase was due primarily to a $76,000 increase in commissions received on sales of investment products.  Other income for the year ended December 31, 2012 totaled $5,206,000 compared to $4,735,000 in 2011, an increase of $471,000.  Gains on the sale of investment securities increased $446,000 while earnings on bank owned life insurance policies improved $76,000 in 2012 compared to 2011.  The 2012 period includes $211,000 in gains on sales of loans and servicing rights on the sale of $7.0 million of residential mortgage loans compared to $271,000 in similar gains on sales of $8.7 million of mortgage loans and servicing rights in the 2011 period.

Other expenses totaled $4,053,000 for the three months ended December 31, 2012, compared to $3,989,000 in the similar period of 2011.  Salaries and benefit costs decreased $33,000 and occupancy and equipment expense declined $36,000 compared to the same period of last year while foreclosed real estate costs decreased $137,000.  The increase in other operating expenses was related to a one-time benefit realized in 2011 related to the acquisition of North Penn Bancorp, Inc. (“North Penn”).  For the year ended December 31, 2012, other expenses totaled $16,081,000 compared to $15,813,000 for the similar period in 2011, an increase of $268,000.  Employment and occupancy costs rose a combined $713,000 over the 2011 total due primarily to locations and staff added from the acquisition.  All other expenses decreased $445,000 compared to 2011 due to approximately $800,000 of merger related costs incurred in 2011, and a $361,000 decrease in foreclosed real estate expenses.

 Mr. Critelli commented, “We are pleased with the results we achieved in 2012, which represents a record level of earnings.  In addition, we increased our cash dividend for the twenty-first consecutive year in 2012 to $1.21 per share, which results in a dividend yield in excess of 4.00% based on our recent closing stock price.    These results reflect the positive impact from the acquisition of North Penn in 2011.  A portion of the benefits have been partially offset by continued pressure related to the fragile economy on sectors of our customer base which has resulted in increases in non-performing loans, net charge-offs and loan loss provisions.  As we continue to move through the prolonged economic downturn, we will remain diligent in controlling and minimizing credit related costs brought on us by our ailing economy.    We believe that we are well positioned to take advantage of the opportunities available to us, and we look forward to serving our growing customer base as the economy rebounds from the recent difficulties.”

Norwood Financial Corp., through its subsidiary Wayne Bank, operates sixteen offices in Wayne, Pike, Monroe and Lackawanna Counties, Pennsylvania.  The Company’s stock is traded on the Nasdaq Global Market, under the symbol, “NWFL”.

 Forward-Looking Statements.

           The Private Securities Litigation Reform Act of 1995 contains safe harbor provisions regarding forward-looking statements.  When used in this discussion, the words believes, anticipates, contemplates, expects, and similar expressions are intended to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from those projected.  Those risks and uncertainties include changes in federal and state laws, changes in interest rates, risks associated with the acquisition of North Penn Bancorp, the ability to control costs and expenses, demand for real estate and general economic conditions.  The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Non-GAAP Financial Measures

This release references tax-equivalent net interest income, which is a non-GAAP (Generally Accepted Accounting Principles) financial measure.  Tax-equivalent net interest income is derived from GAAP interest income and net interest income using an assumed tax rate of 34%.  We believe the presentation of net interest income on a tax–equivalent basis ensures comparability of net interest income arising from both taxable and tax-exempt sources and is consistent with industry practice.  The following reconciles net interest income to net interest income on a fully taxable equivalent basis:

(dollars in thousands)	Three months ended December 31		Year ended December 31
	2012	2011	2012	2011
Net interest income	$6,079	$6,226	$24,764	$22,588
Tax equivalent basis adjustment using 34% marginal tax rate	298	322	1,242	1,176
Net interest income on a fully taxable equivalent basis	$6,377	$6,548	$26,006	$23,764

Contact:  William S. Lance
    Executive Vice President &
    Chief Financial Officer
    NORWOOD FINANCIAL CORP.
    570-253-8505
    www.waynebank.com

NORWOOD FINANCIAL CORP.
Consolidated Balance Sheets
(dollars in thousands, except share data)
(unaudited)
	December 31
	2012	2011
ASSETS
Cash and due from banks	$10,867	$8,974
Interest-bearing deposits with banks	1,428	12,449
Federal funds sold	0	0
Cash and cash equivalents	12,295	21,423

Securities available for sale	145,390	150,181
Securities held to maturity, fair value 2012: $177 and 2011: $177	173	171
Loans receivable (net of unearned Income)	476,710	457,907
Less: Allowance for loan losses	5,502	5,458
Net loans receivable	471,208	452,449
Regulatory stock, at cost	2,630	3,675
Bank premises and equipment, net	7,326	7,479
Bank owned life insurance	15,357	11,887
Foreclosed real estate owned	852	2,910
Accrued interest receivable	2,393	2,468
Goodwill	9,715	9,715
Other intangible assets	647	800
Other assets	4,313	5,656
TOTAL ASSETS	$672,299	$668,814

LIABILITIES
Deposits:
Non-interest bearing demand	$82,075	$71,959
Interest-bearing	442,350	453,808
Total deposits	524,425	525,767
Short-term borrowings	28,697	21,794
Other borrowings	22,487	27,670
Accrued interest payable	1,242	1,321
Other liabilities	3,027	4,201
TOTAL LIABILITIES	579,878	580,753

STOCKHOLDERS' EQUITY
Common Stock, $.10 par value, authorized 10,000,000 shares
issued: 2012: 3,371,849 shares, 2011: 3,371,866 shares	337	337
Surplus	24,737	24,660
Retained earnings	66,742	62,308
Treasury stock, at cost: 2012: 75,426 shares, 2011: 87,370 shares	(2,192)	(2,559)
Accumulated other comprehensive income	2,797	3,315
TOTAL STOCKHOLDERS' EQUITY	92,421	88,061

TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY	$672,299	$668,814

NORWOOD FINANCIAL CORP.
Consolidated Statements of Income
(dollars in thousands, except per share data)
(unaudited)
	Three Months Ended December 31		Year Ended December 31
	2012	2011	2012	2011
INTEREST INCOME
Loans receivable, including fees	$6,261	$6,372	$25,494	$23,289
Securities	884	1,087	3,888	4,428
Other	12	11	32	53
Total Interest income	7,157	7,470	29,414	27,770

INTEREST EXPENSE
Deposits	860	980	3,660	3,851
Short-term borrowings	15	17	53	92
Other borrowings	203	247	937	1,239
Total Interest expense	1,078	1,244	4,650	5,182
NET INTEREST INCOME	6,079	6,226	24,764	22,588
PROVISION FOR LOAN LOSSES	800	500	2,450	1,575
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	5,279	5,726	22,314	21,013

OTHER INCOME
Service charges and fees	563	533	2,237	2,255
Income from fiduciary activities	81	85	355	409
Net realized gains on sales of securities	100	205	1,419	973
Gains on sale of loans and servicing rights	67	(11)	211	271
Earnings and proceeds on life insurance policies	144	133	539	463
Other	161	83	445	364
Total other income	1,116	1,028	5,206	4,735

OTHER EXPENSES
Salaries and employee benefits	2,103	2,136	8,403	7,848
Occupancy, furniture and equipment	506	542	1,995	1,837
Data processing related	227	220	897	855
Taxes, other than income	148	121	599	535
Professional Fees	209	266	811	1,283
FDIC Insurance assessment	108	76	398	393
Foreclosed real estate owned	33	170	217	578
Other	719	458	2,761	2,484
Total other expenses	4,053	3,989	16,081	15,813

INCOME BEFORE TAX	2,342	2,765	11,439	9,935
INCOME TAX EXPENSE	583	768	3,036	2,579
NET INCOME	$1,759	$1,997	$8,403	$7,356

Basic earnings per share	$0.53	$0.61	$2.56	$2.39

Diluted earnings per share	$0.53	$0.61	$2.56	$2.39

NORWOOD FINANCIAL CORP.
Financial Highlights (Unaudited)
(dollars in thousands, except per share data)

For the Three Months Ended December 31	2012	2011

Net interest income	$6,079	$6,226
Net income	1,759	1,997

Net interest spread (fully taxable equivalent)	3.80%	4.03%
Net interest margin (fully taxable equivalent)	3.98%	4.21%
Return on average assets	1.02%	1.18%
Return on average equity	7.54%	9.03%
Basic earnings per share	$0.53	$0.61
Diluted earnings per share	$0.53	$0.61

For the Year Ended December 31

Net interest income	$24,764	$22,588
Net income	8,403	7,356

Net interest spread (fully taxable equivalent)	3.91%	3.86%
Net interest margin (fully taxable equivalent)	4.10%	4.08%
Return on average assets	1.23%	1.18%
Return on average equity	9.22%	9.26%
Basic earnings per share	$2.56	$2.39
Diluted earnings per share	$2.56	$2.39

As of December 31

Total assets	$672,299	$668,814
Total loans receivable	476,710	457,907
Allowance for loan losses	5,502	5,458
Total deposits	524,425	525,767
Stockholders' equity	92,421	88,061
Trust assets under management	112,081	107,696

Book value per share	$28.04	$26.81
Equity to total assets	13.75%	13.17%
Allowance to total loans receivable	1.15%	1.19%
Nonperforming loans to total loans	2.77%	1.71%
Nonperforming assets to total assets	2.09%	1.60%

NORWOOD FINANCIAL CORP.
Consolidated Statements of Income (unaudited)
(dollars in thousands, except per share data)
	Dec 31	Sept 30	June 30	March 31	Dec 31
Three months ended	2012	2012	2012	2012	2011
INTEREST INCOME
Loans receivable, including fees	$6,261	$6,429	$6,431	$6,373	$6,372
Securities	884	971	1,007	1,026	1,087
Other	12	9	7	4	11
Total Interest income	7,157	7,409	7,445	7,403	7,470

INTEREST EXPENSE
Deposits	860	897	942	961	980
Borrowings	218	260	256	255	264
Total Interest expense	1,078	1,157	1,198	1,216	1,244
NET INTEREST INCOME	6,079	6,252	6,247	6,187	6,226
PROVISION FOR LOAN LOSSES	800	900	400	350	500
NET INTEREST INCOME AFTER PROVISION
FOR LOAN LOSSES	5,279	5,352	5,847	5,837	5,726

OTHER INCOME
Service charges and fees	563	561	559	554	533
Income from fiduciary activities	81	96	80	98	85
Net realized gains (losses) on sales of securities	100	631	285	402	205
Gains on sale of loans and servicing rights	67	83	66	(6)	(11)
Earnings and proceeds on life insurance	144	132	131	132	133
Other	161	88	85	111	83
Total other income	1,116	1,591	1,206	1,291	1,028

OTHER EXPENSES
Salaries and employee benefits	2,103	2,102	2,047	2,151	2,136
Occupancy, furniture and equipment , net	506	512	490	487	542
Foreclosed real estate owned	33	(23)	85	122	170
FDIC insurance assessment	108	94	97	99	76
Other	1,303	1,272	1,238	1,288	1,065
Total other expenses	4,053	3,957	3,957	4,147	3,989

INCOME BEFORE TAX	2,342	2,986	3,096	2,981	2,765
INCOME TAX EXPENSE	583	786	838	795	768
NET INCOME	$1,759	$2,200	$2,258	$2,186	$1,997

Basic earnings per share	$0.53	$0.67	$0.69	$0.67	$0.61

Diluted earnings per share	$0.53	$0.67	$0.69	$0.67	$0.61